Putnam Short Duration Income Fund, January 31, 2017, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		    10,788
Class B		  	    5
Class C		    	   44
Class M			   44

72DD2

Class R		         7
Class R6			   12
Class Y		    	8,432

73A1

Class A			0.0422
Class B			0.0221
Class C	      	0.0221
Class M			0.0397

73A2

Class R	      	0.0221
Class R6			0.0478
Class Y			0.0473


74U1

Class A		    323,700
Class B			   193
Class C			 2,044
Class M			 1,239

74U2

Class R			   375
Class R6			   305
Class Y		    209,799

74V1

Class A			10.05
Class B			10.03
Class C			10.03
Class M             10.04

74V2

Class R			10.04
Class R6			10.06
Class Y			10.06

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.